Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Tuesday, Sept. 1, 2015	Brad Pogalz (952) 887-3753

DONALDSON REPORTS FOURTH QUARTER AND

FULL-YEAR 2015 EARNINGS

Fourth quarter adjusted EPS of 45 cents; full-year adjusted EPS of $1.58

MINNEAPOLIS (Sept. 1, 2015) — Donaldson Company, Inc. (NYSE: DCI) today reported fourth quarter net earnings of $56.3 million, or 41 cents per share1, and full-year net earnings of $208.1 million, or $1.49 per share. Foreign currency translation negatively impacted earnings by $5.4 million in fourth quarter and $14.3 million for the full year, or 7.5 percent and 5.5 percent, respectively. Adjusted earnings per share2 were 45 cents in fourth quarter and $1.58 in full-year 2015. In 2014, GAAP EPS was 50 cents in fourth quarter and $1.76 for the full year. The tables attached to this press release provide a reconciliation of non-GAAP to GAAP measures.

“Our fourth quarter performance exceeded our guidance, driven by better-than-expected sales combined with expense discipline across our Company,” said Tod Carpenter, President and CEO. “Although some of our end markets became increasingly challenged and uncertain as the fiscal year progressed, we delivered local-currency sales growth of over 1 percent for the year.

During the year, we responded to reduced Customer demand by initiating restructuring actions, which we expect will generate annual savings of $35 million. At the same time, we continued investing for growth, including accelerating the expansion of our liquid filtration capabilities in Europe with our new plant in Poland, increasing our aftermarket distribution facilities in Latin America and Eastern Europe, and continuing the roll-out of our global ERP system.

Additionally, we are investing in acquisitions that support our strategy and growth plans. Early in fiscal 2015, we acquired Northern Technical, which expanded our product line and geographic reach in the Gas Turbine market. The acquisition of IFIL USA in June expands our Industrial filtration replacement filter product offering, while our recent acquisition of Engineered Products Company adds new products and technology to our Engine Products business. Later this fiscal year, we expect to complete the acquisition of Industrias Partmo in Colombia, which will provide additional products and distribution channels for our Engine Aftermarket business.

For full-year 2016, we expect to generate local-currency sales growth of 2 percent to 6 percent, as our investments in growth offset the expected continued weakness in many of our major end markets. This sales growth, combined with our Continuous Improvement initiatives and expense controls, are expected to contribute to an improvement in our operating margin and full-year EPS of $1.56 to $1.76."

1 All earnings per share figures refer to diluted EPS.

2 In second quarter of fiscal 2015, Donaldson began reporting adjusted operating margin and adjusted diluted earnings per share (“adjusted EPS”) measures, which are non-GAAP financial measures that exclude the impact of certain matters not related to the Company’s ongoing operations, including restructuring charges and expenses related to pension settlements. See the “Restructuring Charges and Other Adjusting Items” section of this release for more information.

Donaldson Company Fourth Quarter and Full-Year 2015 Earnings – Page 2 of 7

Sales Results

Compared with last year, fourth quarter sales declined 8.8 percent and full-year sales declined 4.1 percent. Foreign currency translation reduced fourth quarter sales by $51.8 million, or 7.8 percent, and full-year sales by $134.8 million, or 5.5 percent. The table below outlines the year-over-year percentage change for each business segment, with and without the impact of foreign currency translation.

Excluding the impact of currency translation, total sales decreased 1.1 percent in fourth quarter, reflecting a 5.7 percent decline in Engine Products, partially offset by an increase of 6.9 percent in Industrial Products.

Full-year 2015 sales in local currencies increased 1.3 percent, reflecting an increase in Industrial Products of 5.6 percent, partially offset by a decline of 1.1 percent in Engine Products.

	Three Months Ended July 31, 2015		Twelve Months Ended July 31, 2015
	Reported % Change	Constant Currency % Change	Reported % Change	Constant Currency % Change
Engine Products segment:
Off-Road	(30.8)%	(24.1)%	(23.7)%	(18.7)%
On-Road	0.9	7.9	6.4	12.1
Aftermarket	(12.5)	(5.2)	(3.1)	2.1
Aerospace and Defense	24.0	32.2	4.2	8.7
Total Engine Products	(13.0)%	(5.7)%	(6.3)%	(1.1)%

Industrial Products segment:
Industrial Filtration Solutions	(3.9)%	4.8%	(4.4)	1.9%
Gas Turbine	20.2	30.8	19.2	25.6
Special Applications	(15.4)	(10.1)	(4.5)	(0.6)
Total Industrial Products	(1.5)%	6.9%	(0.3)%	5.6%

Total Company	(8.8)%	(1.1)%	(4.1)%	1.3%

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Donaldson Company Fourth Quarter and Full-Year 2015 Earnings – Page 3 of 7

Operating Margin Results

Fourth quarter operating margin was 12.8 percent, which includes a negative impact from restructuring and impairment charges of 1.2 percentage points. Excluding this impact, adjusted operating margin was 14.0 percent in fourth quarter, compared with 14.9 percent last year.

Fourth quarter gross margin decreased 2.6 percentage points to 33.1 percent from 35.7 percent last year. The decrease was driven primarily by lower fixed-cost absorption and the mix of sales, which impacted gross margin by 2.0 percentage points. Additionally, restructuring and asset impairment charges reduced gross margin by 0.9 percentage points in fourth quarter. Donaldson’s Continuous Improvement initiatives partially offset these gross margin pressures.

As a percent of sales, fourth quarter operating expenses decreased 0.5 percentage points to 20.3 percent from 20.8 percent last year, reflecting lower compensation expenses and disciplined expense management, partially offset by a 0.3 percentage point impact related to restructuring charges.

Full-year 2015 operating margin was 12.2 percent, which includes 0.7 percentage points related to restructuring charges, asset impairments, and the lump-sum pension settlement recorded in second quarter. Excluding this impact, full-year adjusted operating margin was 12.9 percent in 2015, compared with adjusted operating margin of 14.5 percent in 2014.

The Company’s effective income tax rate was 27.7 percent in fourth quarter and 27.9 percent for the full year, in line with the fourth quarter and full-year rates in fiscal 2014.

Capital Returned to Shareholders

In fourth quarter, Donaldson repurchased 1.57 million shares of its common stock at an average price of $35.05 for a total of $55.1 million.

During full-year 2015, the Company repurchased 6.68 million shares, or 4.7 percent of the total diluted outstanding shares, at an average price of $38.39 for a total of $256.3 million.

On May 29, 2015, Donaldson’s Board of Directors increased the quarterly cash dividend by 3 percent to 17 cents per share from 16.5 cents per share. In 2015, the Company distributed to its Shareholders dividends of $23.0 million and $91.2 million in fourth quarter and full-year 2015, respectively.

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Donaldson Company Fourth Quarter and Full-Year 2015 Earnings – Page 4 of 7

Fiscal 2016 Outlook3

Donaldson expects full-year 2016 sales of $2.32 billion to $2.42 billion, or a decline of 2 percent to an increase of 2 percent versus fiscal 2015. In local currency, full-year sales are expected to increase 2 percent to 6 percent.

•	Based on a forecast of the euro at US$1.09 and 124 yen to the US$, foreign currency translation is expected to negatively impact full-year 2016 sales by approximately $85 million.

Fiscal 2016 GAAP EPS is expected to be $1.56 to $1.76, and Donaldson currently forecasts GAAP EPS will be approximately 1 cent lower than adjusted EPS4.

•	Full-year 2016 operating margin is expected to be between 12.9 percent and 13.7 percent, reflecting the benefits from completed restructuring actions and ongoing operational improvements, partially offset by an increase in compensation expenses and the foreign exchange rates.

•	Donaldson expects full-year interest expense to increase by approximately $4 million, reflecting the additional debt issued in fiscal 2015 associated with the Company’s stated goal of maintaining a leverage ratio of approximately 1.5 times debt-to-EBITDA.

•	Full-year 2015 effective tax rate is expected to be between 26.5 percent and 28.5 percent.

•	We expect to repurchase between 2 percent and 4 percent of its outstanding shares in fiscal 2016.

3 The fiscal 2016 outlook excludes the acquisition of Industrias Partmo, which is expected to close in the second quarter of fiscal 2016 following customary regulatory approval in Colombia.

4 Fiscal 2016 GAAP EPS is expected to be lower than adjusted EPS by approximately 1 cent related to the final stages of closing the Company’s facility in Grinnell, Iowa. Donaldson expects to recognize all of these charges during first quarter.

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Donaldson Company Fourth Quarter and Full-Year 2015 Earnings – Page 5 of 7

Engine Products: Full-year 2016 Engine Product sales are expected to be in a range between a 2 percent decline and a 2 percent increase compared with 2015. In local currency, sales are expected to increase 2 percent to 6 percent, reflecting:

•	Continued weakness in the global agriculture and mining equipment markets, partially offset by modest growth in on-road heavy truck and stable conditions in the construction equipment market.

•	Growing utilization of on-road heavy-duty trucks and construction equipment in the field, while utilization of agriculture and mining equipment is expected to be down slightly. Donaldson expects growth in replacement filter sales resulting from the continued expansion of its proprietary first-fit platforms, combined with continued geographic and product portfolio expansion initiatives.

•	Growing sales of commercial aerospace products are expected to be partially offset by a continued slowdown in U.S. defense spending.

Industrial Products: Full-year 2016 Industrial Product sales are forecast to be in a range between a 3 percent decline and a 1 percent increase compared with 2015. In local currency, sales are expected to increase 1 percent to 5 percent.

•	Industrial Filtration Solutions’ sales are expected to increase in the low-single-digit range, benefitting from the introduction of new products and growth in the Company’s aftermarket business.

•	Gas Turbine sales are expected to decline between 9 percent and 13 percent, reflecting an expected market decline led by Europe and Asia Pacific, partially offset by continued aftermarket market share gains and leveraging the Northern Technical acquisition.

•	Special Applications’ sales are expected to decline slightly due to the membrane and disk drive businesses, partially offset by growth in venting and semiconductor products.

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Donaldson Company Fourth Quarter and Full-Year 2015 Earnings – Page 6 of 7

Restructuring Charges and Other Adjusting Items

Donaldson has taken numerous actions to align its operating and manufacturing cost structure with current and projected Customer and end-market demand. In fiscal 2015, these actions included:

•	Rebalancing and reducing the current salaried and production workforce globally,

•	Closing a production facility in Grinnell, Iowa, and

•	Write-off of a partially completed facility in Xuzhou, China.

For the above actions, the Company recorded pre-tax restructuring and impairment charges of $7.1 million in fourth quarter and $13.0 million for the full year 2015, compared with $0.6 million and $3.0 million in fiscal 2014, respectively.

In second quarter 2015, the Company recorded a $3.9 million charge related to a lump-sum settlement of its U.S. pension plan.

Miscellaneous

The Company will webcast its fourth quarter and full-year 2015 earnings conference call at 9:00 a.m. CT today. To participate, go to IR.Donaldson.com and click on the webcast icon. The webcast replay will be available beginning at noon today through 12:00 p.m. CT Sept. 29, 2015, and a telephone replay of the call will be available beginning at noon today through 12:00 p.m. CT Sept. 8, 2015. The audio replay number is (888) 203-1112 (access code: 3679693).

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including, without limitation, forecasts, plans, trends, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results. All statements other than statements of historical fact are forward-looking statements. These statements do not guarantee future performance.

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Donaldson Company Fourth Quarter and Full-Year 2015 Earnings – Page 7 of 7

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing economic uncertainty, the reduced demand for hard disk drive products with the increased use of flash memory, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of the various economic stimulus and financial reform measures, the implementation of our new information technology systems, information security and data breaches, potential global events resulting in market instability including financial bailouts and defaults of sovereign nations, military and terrorist activities, including political unrest in the Middle East and Ukraine, health outbreaks, natural disasters, and all of the other risk factors included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements.

About Donaldson Company

Founded 100 years ago, Donaldson (NYSE: DCI) is a global leader in the filtration industry. The Company’s innovative filtration technologies improve people’s lives, enhance Customers’ equipment performance, and protect the environment. More than 12,500 employees support Customers at 140 sales, manufacturing, and distribution locations. For more information, visit www.Donaldson.com.

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CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	July 31, 2015			July 31, 2015
	2015	2014	Change	2015	2014	Change

Net sales	$609,746	$668,226	(8.8)%	$2,371,213	$2,473,466	(4.1)%

Cost of sales	407,662	429,903	(5.2)	1,562,629	1,595,640	(2.1)

Gross profit	202,084	238,323	(15.2)	808,584	877,826	(7.9)

Operating expenses	123,961	139,173	(10.9)	520,274	522,087	(0.3)

Operating income	78,123	99,150	(21.2)	288,310	355,739	(19.0)

Other income, net	(3,664)	(4,915)	(25.5)	(15,450)	(15,164)	1.9

Interest expense	4,000	3,213	24.5	15,157	10,200	48.6

Earnings before income taxes	77,787	100,852	(22.9)	288,603	360,703	(20.0)

Income taxes	21,525	27,896	(22.8)	80,492	100,479	(19.9)

Net earnings	$56,262	$72,956	(22.9)%	$208,111	$260,224	(20.0)%

Weighted average shares outstanding	136,203,158	142,742,659	(4.6)%	137,750,158	145,594,300	(5.4)%

Diluted shares outstanding	137,547,127	144,728,637	(5.0)%	139,381,940	147,641,113	(5.6)%

Net earnings per share	$0.41	$0.51	(19.2)%	$1.51	$1.79	(15.5)%

Net earnings per share assuming dilution	$0.41	$0.50	(18.9)%	$1.49	$1.76	(15.3)%

Dividends paid per share	$0.170	$0.165		$0.665	$0.575

Note: All figures independently rounded. Donaldson Company, Inc. Fourth Quarter and Full-Year Fiscal 2015 Earnings Press Release Schedules	Page 1 of 7

CONDENSED CONSOLIDATED BALANCE SHEETS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars)

(Unaudited)

	July 31	July 31
	2015	2014
ASSETS

Cash and cash equivalents	$189,898	$296,418
Short-term investments	27,470	127,201
Accounts receivable, net	460,027	474,157
Inventories, net	264,955	253,351
Prepaids and other current assets	88,366	74,150

Total current assets	1,030,716	1,225,277

Other assets and deferred taxes	308,207	265,469
Property, plant, and equipment, net	470,611	451,665

Total assets	$1,809,534	$1,942,411

LIABILITIES AND SHAREHOLDERS' EQUITY

Trade accounts payable	$179,174	$216,603
Employee compensation and other liabilities	192,304	205,936
Short-term borrowings	187,320	185,303
Current maturity of long-term debt	1,849	1,738

Total current liabilities	560,647	609,580

Long-term debt	389,218	243,726
Other long-term liabilities	81,018	86,622

Total liabilities	1,030,883	939,928

Equity	778,651	1,002,483

Total liabilities & equity	$1,809,534	$1,942,411

Note: All figures independently rounded. Donaldson Company, Inc. Fourth Quarter and Full-Year Fiscal 2015 Earnings Press Release Schedules	Page 2 of 7

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars)

(Unaudited)

	Twelve Months Ended
	July 31
	2015	2014
OPERATING ACTIVITIES

Net earnings	$208,111	$260,224
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	74,298	67,163
Changes in operating assets and liabilities	(91,843)	(12,207)
Tax benefit of equity plans	(6,780)	(8,781)
Stock compensation plan expense	10,694	11,640
Loss on sale of business	—	905
Other, net	18,363	(1,105)
Net cash provided by operating activities	212,843	317,839

INVESTING ACTIVITIES

Net expenditures on property and equipment	(93,566)	(96,815)
Net change in short-term investments	87,474	(27,307)
Acquisitions, net of cash acquired	(105,636)	—
Net cash used in investing activities	(111,728)	(124,122)

FINANCING ACTIVITIES

Purchase of treasury stock	(256,267)	(279,395)
Net change in debt and short-term borrowings	148,590	218,446
Dividends paid	(91,220)	(83,070)
Tax benefit of equity plans	6,780	8,781
Exercise of stock options	13,083	14,437
Net cash used in financing activities	(179,034)	(120,801)

Effect of exchange rate changes on cash	(28,601)	(636)

Increase (decrease) in cash and cash equivalents	(106,520)	72,280

Cash and cash equivalents, beginning of year	296,418	224,138

Cash and cash equivalents, end of year	$189,898	$296,418

Note: All figures independently rounded. Donaldson Company, Inc. Fourth Quarter and Full-Year Fiscal 2015 Earnings Press Release Schedules	Page 3 of 7

CONSOLIDATED RATE ANALYSIS

(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31		July 31
	2015	2014	2015	2014

Gross margin	33.1%	35.7%	34.1%	35.5%

Operating expenses rate	20.3	20.8	21.9	21.1

Operating income rate	12.8	14.8	12.2	14.4

Earning before income taxes margin	12.8	15.1	12.2	14.6

Note: Rate analysis metrics are computed by dividing the applicable amount by net sales.

Note: All figures independently rounded. Donaldson Company, Inc. Fourth Quarter and Full-Year Fiscal 2015 Earnings Press Release Schedules	Page 4 of 7

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	July 31			July 31
	2015	2014	Change	2015	2014	Change
NET SALES
Engine segment	$368,256	$423,079	(13.0)%	$1,484,132	$1,584,027	(6.3)%
Industrial segment	241,490	245,147	(1.5)	887,081	889,439	(0.3)
Total	$609,746	$668,226	(8.8)	$2,371,213	$2,473,466	(4.1)

EARNINGS BEFORE INCOME TAXES (EBIT)
Engine segment	$43,918	$63,121	(30.4)%	$186,274	$233,920	(20.4)%
Industrial segment	35,090	42,296	(17.0)	123,362	133,978	(7.9)
Corp/Unallocated	(1,221)	(4,565)	—	(21,033)	(7,195)	—
Total	$77,787	$100,852	(22.9)	$288,603	$360,703	(20.0)

EBIT %
Engine Products segment	11.9%	14.9%	(3.0)	12.6%	14.8%	(2.2)
Industrial Products segment	14.5	17.3	(2.8)	13.9	15.1	(1.2)

Note: EBIT% is calculated by dividing EBIT $ by sales

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	July 31			July 31
	2015	2014	Change	2015	2014	Change
Engine Products segment:
Off-Road	$56,659	$81,903	(30.8)%	$261,120	$342,205	(23.7)%
On-Road	34,930	34,631	0.9	138,405	130,029	6.4
Aftermarket	247,601	283,113	(12.5)	980,756	1,012,165	(3.1)
Aerospace and Defense	29,066	23,432	24.0	103,851	99,628	4.2
Total Engine Products segment	$368,256	$423,079	(13.0)%	$1,484,132	$1,584,027	(6.3)%

Industrial Products segment:
Industrial Filtration Solutions	$145,813	$151,715	(3.9)%	$528,917	$553,356	(4.4)%
Gas Turbine	$56,204	46,753	20.2	186,919	156,860	19.2
Special Applications	$39,473	46,679	(15.4)	171,245	179,223	(4.5)
Total Industrial Products segment	$241,490	$245,147	(1.5)%	$887,081	$889,439	(0.3)%

Total Company	$609,746	$668,226	(8.8)%	$2,371,213	$2,473,466	(4.1)%

Note: All figures independently rounded. Donaldson Company, Inc. Fourth Quarter and Full-Year Fiscal 2015 Earnings Press Release Schedules	Page 5 of 7

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended				Twelve Months Ended
	July 31				July 31
	2015		2014		2015		2014

Net cash provided by operating activities	$51,476		$87,733		$212,843		$317,839
Net capital expenditures	(20,965)		(30,769)		(93,566)		(96,815)
Free cash flow	$30,511		$56,964		$119,277		$221,024

Net earnings	$56,262		$72,956		$208,111		$260,224
Income taxes	21,525		27,896		80,492		100,479
Interest expense	4,000		3,213		15,157		10,200
Depreciation and amortization	18,843		16,918		74,298		67,163
EBITDA	$100,630		$120,983		$378,058		$438,066

Operating income	$78,123		$99,150		$288,310		$355,739
Restructuring and impairment charges	7,120	(a)	583	(c)	12,955	(a)	3,017	(d)
Pension lump sum settlement charge	—		—		3,906	(b)	—
Adjusted Operating Income	$85,243		$99,733		$305,171		$358,756

Net earnings	$56,262		$72,956		$208,111		$260,224
Restructuring and impairment charges, net of tax	5,033	(a)	101	(c)	9,719	(a)	2,121	(d)
Pension lump sum settlement charge, net of tax	—		—		2,422	(b)	—
Tax audit settlement	—		—		—		(6,392	)(e)
Adjusted Net Earnings	$61,295		$73,057		$220,252		$255,953

Diluted EPS	$0.41		$0.50		$1.49		$1.76
Restructuring and impairment charges per share, net of tax	0.04	(a)	—	(c)	0.07	(a)	0.01	(d)
Pension lump sum settlement charge per share, net of tax	—		—		0.02	(b)	—
Tax audit settlement	—		—		—		(0.04	)(e)
Adjusted Diluted EPS	$0.45		$0.50		$1.58		$1.73

Note: All figures independently rounded. Donaldson Company, Inc. Fourth Quarter and Full-Year Fiscal 2015 Earnings Press Release Schedules	Page 6 of 7

(a) Current year restructuring and asset impairment charges include (1) actions related to rebalancing and reducing the current workforce (2) accrued severance, project management fees, warehousing costs, moving expenses, and supplies and equipment associated with the closing of our Grinnell, Iowa, facility, and (3) an asset impairment charge for our Xuzhou, China location.

(b) The pension lump sum settlement charge relates to the Company’s offer to settle liabilities with certain vested participants in our U.S. pension plans.

(c) The prior year quarter restructuring charges primarily include severance costs associated with a reduction in workforce in our Wuxi, China, facility due to decreased Customer demand.

(d) The prior year restructuring charges include severance costs associated with a reduction in workforce in our Wuxi, China, and Dulmen, Germany, facilities due to decreases in Customer demand and expenses associated with the sale of our Flensburg, Germany, facility in the first quarter of Fiscal 2014.

(e) The prior year tax audit settlement relates to favorable settlement of an audit in the prior year quarter.

Although free cash flow, EBITDA, adjusted operating income, adjusted net earnings, and adjusted diluted EPS are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. We evaluate our results of operations both on an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior period exchanges rates and compared these adjusted amounts to our prior period reports results. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

Note: All figures independently rounded. Donaldson Company, Inc. Fourth Quarter and Full-Year Fiscal 2015 Earnings Press Release Schedules	Page 7 of 7